SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    July 26, 2007

INFORTE CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-29239	36-3909334
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

500 N. Dearborn, Suite 1200
Chicago, Illinois	60610
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code:	(312) 540-0900

Not applicable
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On July 26, 2007, Inforte Corp. (the “Company”) completed its merger (the “Merger”) with BDEC Acquisition Corp., a Delaware corporation (“Merger Sub”), a wholly owned subsidiary of Business&Decision North America Holding, Inc., a Delaware corporation (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of May 13, 2007, by and among Merger Sub, Parent and the Company (the “Merger Agreement”).

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 26, 2007, the Company notified the NASDAQ Global Market (“NASDAQ”) that the Merger was consummated, pursuant to which holders of the Company’s common stock (other than holders of shares held in the Company’s treasury or owned directly or indirectly by Parent, Merger Sub or any wholly owned subsidiary of the Company, as well as shares held by stockholders who properly demanded statutory appraisal rights) became entitled to receive $4.25 per share in cash, without interest, for each share of the Company’s common stock. The Company requested that its common stock be suspended from NASDAQ, effective at the close of market on July 26, 2007.

Item 3.03.	Material Modification to Rights of Security Holders.

On July 26, 2007, pursuant to the terms of the Merger Agreement, each share of the Company’s common stock (other than shares held in the Company’s treasury or owned directly or indirectly by Parent, Merger Sub or any wholly owned subsidiary of the Company, as well as shares held by stockholders who properly demanded statutory appraisal rights) issued and outstanding immediately prior to the effective time of the Merger was canceled and automatically converted into the right to receive $4.25 per share in cash, without interest.

Item 5.01.	Changes in Control of Registrant.

The information set forth in the “Introductory Note” to this Current Report on Form 8-K and in Item 3.03 is incorporated herein by reference. On July 26, 2007, pursuant to the terms of the Merger Agreement, the Parent consummated the acquisition of the Company through the Merger of the Merger Sub with and into the Company, with the Company as the surviving corporation in the Merger. As a result of the Merger, the Company is 100% owned by Parent.

The aggregate purchase price paid for all of the shares of common stock of the Company was approximately $49,400,000. The aggregate purchase price and related fees and expenses were funded pursuant to loans obtained by Business & Decision S.A., the sole stockholder of Parent, from a syndicate of bankers, the agent for which, is Crédit Industrial Commercial.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon consummation of the Merger, each of Philip Bligh, Harvey H. Bundy, III, Thomas Hogan, Ray Kurzweil, Daniel Taylor and Stephen Mack ceased to be members of the board of directors of the Company on July 26, 2007. In addition, in connection with the consummation of the Merger, Philip Bligh ceased to be the Company’s Chairman of the Board of Directors of the Company.

Item 8.01.	Other Events.

On July 26, 2007, the Company issued a press release announcing the completion of the merger.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

    (d)        Exhibits.

Exhibit 99.1 – Inforte Corp. Press Release dated July 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFORTE CORP.
July 26, 2007	By: /s/ Alfred K. Ferraioli
Alfred K. Ferraioli
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Inforte Corp. Press Release dated July 26, 2007